Exhibit 10.22
DemandTec, Inc.
One Circle Star Way
San Carlos, CA 94070
February 4, 2008
Mr. James H. Dai
c/o DemandTec, Inc.
One Circle Star Way, Suite 200
San Carlos, CA 94089
Dear Jim:
          This letter (the “Agreement”) confirms the agreement between you and DemandTec, Inc. (the “Company”) regarding the termination of your employment with the Company.
          1. Termination Date. Your employment with the Company will terminate on February 29, 2008 (the “Termination Date”).
          2. Effective Date and Revocation. You have up to 21 days after you receive this Agreement to review it. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you sign this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you sign it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.
          3. Salary and Vacation Pay. On the Termination Date, the Company will pay you an amount equal to all of your salary earned but unpaid through the Termination Date plus all of your accrued but unused vacation time or PTO, less all applicable withholding taxes and other deductions. You acknowledge that, prior to the execution of this Agreement, you were not entitled to receive any additional money from the Company and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.
          4. Severance Pay. Although you otherwise would not have been entitled to receive any severance pay from the Company, the Company will make a lump sum severance payment to you of $62,500 (less all applicable withholding taxes) on the later of (a) the Termination Date or (b) the Effective Date. This amount is equal to three months of your current base salary.
          5. 2008 Bonus. Although you otherwise would not have been entitled to receive any bonus from the Company for fiscal year 2008, the Company will pay you your fiscal

Mr. James H. Dai
February 4, 2007

2008 bonus (less all applicable withholding taxes) pursuant to the Company’s Management Cash Incentive Plan if you sign this Agreement. The Company will make an estimated bonus payment to you on the later of (a) the Termination Date or (b) the Effective Date, which will be based on the Company’s reasonable estimate of your fiscal 2008 bonus at that time. In the event that, upon the final determination of the Company’s performance results and approval of bonus payments to the Company’s other executive officers by the Company’s compensation committee, the amount of the actual fiscal year 2008 bonus to which you would have otherwise been entitled (the “Final Bonus Payment”) exceeds the Estimated Bonus Payment, then within ten days of such determination the Company will pay you an amount (less all applicable withholding taxes) equal to the Final Bonus Payment minus the Estimated Bonus Payment. Such final determination shall be made during the Company’s first quarter of fiscal year 2009 (i.e., not later than May 31, 2008).
          6. Additional Vesting of Option Shares. On March 19, 2004, February 11, 2005, and December 2, 2005, the Company granted you three options to purchase, in the aggregate, 285,000 shares of its Common Stock (the “Options”). You exercised the Options in full. As of the Termination Date, you would be vested in 252,186 of the shares that you purchased by exercising the Options. If you sign this Agreement, you will become vested in all remaining unvested shares subject to the Options on the later of (a) the Termination Date or (b) the Effective Date. You acknowledge that, by the original terms of the Options, no additional shares would have vested. In all other respects, the applicable Stock Option Agreements will remain in full force and effect, and you agree to remain bound by those Agreements. The Stock Option Agreement between you and the Company associated with your June 20, 2007 stock option grant, and the Stock Unit Agreement between you and the Company associated with your August 17, 2007 stock option grant will also remain in full force and effect, without change. You acknowledge and agree that you have no rights relating to the Company’s stock other than those enumerated in this Section 6.
          7. COBRA Premiums. You will receive information about your right to continue your group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the Termination Date. In order to continue your coverage, you must file the required election form. If you sign this Agreement and elect to continue group health insurance coverage, then the Company will pay the employer portion of the monthly premium under COBRA for yourself and, if applicable, your dependents until the earliest of (a) the end of the period of three months following the month in which the Termination Date occurs, (b) the expiration of your continuation coverage under COBRA or (c) the date when you become eligible for health insurance in connection with new employment or self-employment. You acknowledge that you otherwise would not have been entitled to any continuation of Company-paid health insurance.
          8. Release of All Claims. In consideration for receiving the severance benefits described above, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any

Mr. James H. Dai
February 4, 2007

matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement. Execution of this Agreement also does not bar any claim to indemnification under Section 2802 of the California Labor Code.
          9. Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
          10. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.
          11. Other Agreements. At all times in the future, you will remain bound by your Employee Proprietary Information and Inventions Agreement with the Company, which you signed on March 15, 2004, and a copy of which is attached as Exhibit A. We refer you, without limitation, to the non-solicitation clause in Section 5 of that Agreement. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.
          12. Company Property. You represent that you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.
          13. Confidentiality of Agreement. You agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement.

Mr. James H. Dai
February 4, 2007

          14. No Disparagement. You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law.
          15. Advance Notice of Competitive Employment. With respect to the 12-month period commencing on the Termination Date, you agree (a) that you will give the Company’s General Counsel not less than 30 days’ advance notice in writing before providing services in any capacity to ACNielsen/The Nielsen Company, Information Resources, Inc., KSS Retail Limited, Oracle Corporation, Revionics, Inc. or SAP AG, or a subsidiary of any of the foregoing (collectively, the “Named Companies”), and (b) that you will not provide services in any capacity to any Named Company without the Company’s prior written consent.
          16. Non-Solicitation. With respect to the 12-month period commencing on the Termination Date, you agree that you will not, whether directly or indirectly and whether on behalf of yourself or any other person or entity, encourage or solicit an employee of the Company to terminate his or her employment with the Company.
          17. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.
          18. Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions).
          19. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.
          Please indicate your agreement with these terms by signing below and returning this document to me.

Very truly yours, DemandTec, Inc.
By:	/s/ Dan Fishback
Title: President and CEO

Mr. James H. Dai
February 4, 2007

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/ James Dai

Signature of Mr. James Dai
Dated:	2/4/08

Attachment
Exhibit A: Employee Proprietary Information and Inventions Agreement